Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Archrock, Inc.’s Registration Statements No. 333-145558, No. 333-145589, No. 333-165146, No. 333-170528, No. 333-176050, No. 333-177747, No. 333-188341, No. 333-217923, and No. 333-228966 each on Form S-8 and No. 333-141695, No. 333-176259, and No. 333-222872 on Form S-4 of our reports dated February 20, 2019, relating to the financial statements and financial statement schedule of Archrock, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and included an explanatory paragraph regarding the Company changed the manner in which accounts for revenue from contracts with customers due to the adoption of the new revenue standard on January 1, 2018. The Company adopted the new standard using the modified retrospective method), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Archrock, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 20, 2019